EXHIBIT 3(i)b

CORRECTED
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
REFAC TECHNOLOGY DEVELOPMENT CORPORATION

Pursuant to Section 103(f) of the General
Corporation Law of Delaware

REFAC Technology Development Corporation, a Delaware corporation (the “Corporation”), does hereby certify as follows:

The Corporation filed a Certificate of Amendment (the “Certificate”) to the Restated Certificate of Incorporation with the State of Delaware on May 25, 1988. That Certificate contained an omission in paragraph b of Article EIGHTH set forth in Section FIRST thereof. The text of the Certificate is hereby corrected to read in its entirety as herein set forth:

FIRST:    The Corporation’s Restated Certificate of Incorporation, as amended or supplemented heretofore, is hereby further amended to include a new Article Eighth which shall read in its entirety as set forth below:

EIGHTH:    a.  No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stock holders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph a. of Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

b.    The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, and such right TO indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated but such person unless such proceeding (or part thereof) was authorized but the Board of Directors of the Corporation. The right to indemnification conferred by this paragraph b. shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation who are not directors or officers similar to those conferred in this paragraph b. to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this paragraph b. shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws, any statute, agreement, vote of stock holders or disinterested directors or otherwise.

Any repeal or modification of this paragraph b. of Article EIGHTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and advancement of expenses of a director or officer of the Corporation existing pursuant to this paragraph b. with respect to any acts of omissions occurring prior to such repeal or modification.

SECOND:    The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of Delaware.

IN WITNESS WHEREOF, REFAC Technology Development Corporation has caused this Corrected Certificate of Amendment to be executed in its corporate name this 8th day of April, 1999.

REFAC Technology Development Corporation

/s/ ROBERT L. TUCHMAN

By: Robert L. Tuchman
President

ATTEST:

/S/ RAYMOND A. CARDONNE, JR.

Raymond A. Cardonne, Jr.
Secretary